Exhibit 10.2
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made between Prime Medicine, Inc., a Delaware corporation (the “Company”), and Keith M. Gottesdiener, M.D. (the “Executive”). The Company together with the Executive shall be referred to as the “Parties.” Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).
WHEREAS, the Parties entered into an Amended and Restated Employment Agreement dated as of July 7, 2022, as amended by the Amendment No. 1 to Employment Agreement dated July 6, 2023 (as amended the “Employment Agreement”), which superseded a prior employment agreement between the Parties dated as of April 7, 2022 (the “Prior Agreement”);
WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide the Executive with certain severance pay and benefits (the “Severance Pay and Benefits”) in the event of certain cessations of employment, subject to, among other things, the Executive entering into, not revoking and complying with a Separation Agreement;
WHEREAS, pursuant to Section 2(f)(i) of the Employment Agreement, the Company agreed to negotiate in good faith to establish a non-exclusive limited consulting relationship with the Executive for a period of up to one year after the Date of Termination (the “Post-Employment Advisory Services Opportunity”) in the event of certain cessations of employment, subject to, among other things, the Executive entering into and not revoking a consulting agreement;
WHEREAS, the Executive’s employment with the Company is ending pursuant to Section 3(d) and Section 5 of the Employment Agreement;
WHEREAS, this Agreement is the Separation Agreement referred to in the Employment Agreement;
WHEREAS, in exchange for, among other things, the Executive entering into and not revoking this Agreement and complying in all material respects with the Continuing Obligations (as defined below), the Company shall provide the Executive with the Severance Pay and Benefits;
WHEREAS, the “Advisory Services Agreement” attached hereto as Exhibit A is the consulting agreement referred to in Section 2(f)(i) of the Employment Agreement; and
WHEREAS, by entering into this Agreement, the Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program or arrangement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Ending of Employment.
(a)The Executive’s employment with the Company shall end at the close of business on May 18, 2025 (the “Date of Termination”). The Parties acknowledge and agree that the Company has satisfied any notice obligations under Section 4(a) of the Employment Agreement.
(b)Consistent with Section 1(b) of the Employment Agreement, the Executive shall be deemed to have resigned from the Company’s Board of Directors (the “Board”) and any and all officer and board member positions that the Executive holds with the Company or any of its subsidiaries and affiliates as of the Date of Termination. The Executive agrees to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
(c)The Executive’s “Service Relationship” for purposes of vesting in any outstanding unvested stock options, restricted stock units, or other equity awards (the “Equity Awards”) ends on the later of (i) Date of Termination, or (ii) the last date of Term pursuant to the Advisory Services Agreement, if applicable, all pursuant to the terms of the applicable equity award agreement and underlying equity incentive plan(s) (the “Equity Documents”). For the avoidance of doubt, the exercisability of the Executive’s stock options is governed by the terms of the Advisory Services Agreement.
(a)For the avoidance of doubt, if the Executive does not enter into this Agreement or if he revokes this Agreement. the Executive’s employment will end and the Executive will be paid the Accrued Obligations (as defined below), but he will have no right to the Severance Pay and Benefits, the Post-Employment Advisory Services Opportunity, or any other post-employment compensation or benefits from the Company. Executive’s agreement with a new employer after the Date of Termination shall not adversely impact his entitlement to the Severance Pay and Benefits, the Post- Employment Advisory Services Opportunity or any other post-employment compensation or benefits from the Company, provided such employment does not violate Executive’s Continuing Obligations (as defined in Section 6).
2.Accrued Obligations. The Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”). In addition, regardless of whether this Agreement becomes effective, the Executive’s eligibility to participate in the Company’s group health plans and other benefit plans and programs will end on the Date of Termination or thereafter in accordance with the terms and conditions of the applicable benefit plans and programs. The Executive will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover, including payment obligations. Any COBRA continuation coverage will be at the Executive’s own cost, except as provided in Section 3(b) below.

3.Severance Benefits. If the Executive (i) enters into, does not revoke and complies with this Agreement and (ii) does not resign and is not terminated by the Company for Cause prior to the Anticipated Date of Termination (collectively the “Conditions”):
(a)the Company shall pay the Executive an amount equal to the sum of (i) 12 months of the Executive’s current Base Salary plus (ii) one times the Executive’s Target Bonus (as defined in Section 2(b) of the Employment Agreement) for the current year (the “Severance Amount”). For the avoidance of doubt, in no event shall the Executive’s Target Bonus include any sign-on bonus, retention bonus, or any other special bonus; and
(b)subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
4.Post-Employment Advisory Services Opportunity. Pursuant to Section 2(f)(i) of the Employment Agreement, if the Executive enters into and does not revoke the Advisory Services Agreement, then on the date immediately following the Date of Termination, the Executive will become an Advisor to the Company and provide as-requested advice and assistance to the Company in the areas of the Executive’s expertise (the “Services”) until the date of the first anniversary of the Date of Termination, unless the Company or the Executive sooner terminate the Advisory Services Agreement in accordance with its terms (the “Advisory Period”). As the sole compensation for the Services, the Executive shall continue to vest in his outstanding, unvested Equity Awards during the Advisory Period, subject to the terms of the Advisory Services Agreement and the Equity Documents. For the avoidance of doubt, there will be no break in the Executive’s service relationship with the Company between the Date of Termination and the commencement of the Advisory Period for purposes of such continued vesting.
5.General Release. In consideration for, among other terms, the Severance Pay and Benefits, to which the Executive acknowledges he would not otherwise be entitled, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective Executive benefit plans and, in their respective official and personal capacities as such, (i) fiduciaries of such plans, and (ii) the current and former officers, directors, shareholders, Executives, attorneys, accountants and agents of each of the foregoing in their (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Executive and any of the Releasees; relating to the Executive’s employment by and separation from employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and Mass. Gen. Laws ch. 151B); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (“WARN”) or any state mini-WARN law); for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148-150C or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect any rights the Executive may have under the Company’s Section 401(k) plan and other employee benefit plans of the Company or this Agreement, or the Executive’s rights (if any) to indemnification pursuant to the Company’s organizational documents or any indemnification agreement between the Company and the Executive, or coverage, if any, under applicable directors’ and officers’ insurance policies, nor shall it apply to Claims that cannot be waived as a matter of law. The Executive agrees not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, the Executive represents that he has not assigned any Claim to any third party.
6.Updated Continuing Obligations. The Executive acknowledges and reaffirms that he remains subject to his obligations under the Employee Confidentiality, Assignment and Nonsolicitation Agreement he entered into in connection with the commencement of the Executive’s employment with the Company, as amended by the Amendment to Employee Confidentiality, Assignment and Nonsolicitation Agreement he entered into in connection with the Employment Agreement (collectively the “Restrictive Covenant Agreement”) in accordance with its terms, including, without limitation, the post-employment non-solicitation obligations, the obligation to maintain the confidentiality of the Company’s “Proprietary Information,” as defined in the Restrictive Covenant Agreement, and the obligation to return all Company documents and other Company property; except that the Company hereby acknowledges and agrees that the post- service relationship non-competition covenant in Section 8(c) of the Restrictive Covenant Agreement will not apply following the Date of Termination (the “Non-Compete Waiver”) and the Executive will not be entitled to any payments under the Restrictive Covenant Agreement. The Executive is also required to comply with the Company’s Insider

Trading Policy following the Date of Termination, to the extent applicable. The Restrictive Covenant Agreement, the Insider Trading Policy and the Executive’s obligations set forth in Section 8 of the Employment Agreement and Sections 7 through 11 of this Agreement are referred to as the “Updated Continuing Obligations.”
7.Non-Competition Agreement. In consideration for, among other terms, the Severance Pay and Benefits, which the Executive acknowledges is mutually agreed-upon fair and reasonable consideration to which he would not otherwise be entitled, for a period of (i) one (1) year followingthe Date of Termination, or (ii) two (2) years following the Date of Termination if a court of competent jurisdiction determines that the Executive has breached his fiduciary duties to the Company or if he has unlawfully taken, physically or electronically, property belonging to the Company, the Executive agrees not to, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that is, in whole or in part, engaged in, or actively preparing to be engaged in using prime editing technology and the performance of any services related to prime editing technology. The Executive acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement (including the Continuing Obligations) and that he has been given seven (7) business days to revoke acceptance of this Agreement.
8.Return of Property. The Executive acknowledges and agrees that he is required to return all Company property, including, without limitation, his Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”) by no later than the Date of Termination. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination. The obligations contained in this Section 8 are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Restrictive Covenant Agreement. For the avoidance of doubt, Executive may retain a copy of his contacts list, and any personal, nonbusiness files including files needed in order to submit his personal tax returns to the applicable taxing authorities.
9.Communications. The Executive agrees that he will not communicate about his transition and departure with anyone until after the Company has made a formal written announcement about the Executive’s transition and departure (the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys, and spouse about his departure before the Company Announcement; provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. In addition, the Executive agrees that following the Date of Termination, the Executive will promptly update any social media or electronic accounts (e.g., LinkedIn) to reflect that the Executive is no longer employed as the Chief Executive Officer of the Company.
10.[Intentionally Omitted.]

11.Joint Statement. The Company and the Executive have mutually agreed on the content of the Company’s press release with respect to the Executive’s departure.
12.Cooperation. Section 8(c) of the Employment Agreement is incorporated by reference as a material term of this Agreement. To the extent that any request for cooperation is for services covered by the consulting agreement entered into by the Company and KMG Strategic Consulting, LLC (“KMG”) concurrent herewith (the “Consulting Agreement”), KMG shall be compensated pursuant to the terms of the Consulting Agreement.
13.Termination of Payments; Injunctive Relief. The Executive acknowledges that his right to the Severance Pay and Benefits is conditioned on his compliance in all material respects with the Updated Continuing Obligations; provided, however, and for the avoidance of doubt, that the post- employment non-competition provision in Section 8(c) of the Restrictive Covenant Agreement shall not apply and is superseded by Section 6 of this Agreement. In the event that the Executive fails to comply in any material respect with any of the Continuing Obligations, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance Pay and Benefits and/or to seek repayment of any previously paid Severance Pay and Benefits. Such termination in the event of a breach by the Executive shall not affect the general release in Section 5 of this Agreement or the Executive’s obligation to comply with the Updated Continuing Obligations. Further, the Executive agrees that it might be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Updated Continuing Obligations and that, in any event, money damages might be an inadequate remedy for any such breach. Accordingly, the Executive agrees that, if he breaches, or proposes to breach, any portion of the Updated Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover its reasonably incurred attorneys’ fees and costs associated with any such breach by the Executive.
14.Advice of Counsel; Absence of Reliance. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive is advised to discuss all aspects of this Agreement with his attorney. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.
15.Protected Disclosures. Nothing in this Agreement, any other agreement with the Company, or any Company policy or code limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non- privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding or process. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
16.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If the Executive signs this Agreement prior to the end of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) business days from the date of his execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period. Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Restrictive Covenant Agreement).
17.Incorporation of Whereas Clauses. The Parties incorporate by reference the Whereas clauses set forth above as if fully set forth herein.
18.Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Restrictive Covenant Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.
19.Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement (subject to the Non-Compete Waiver), the Updated Continuing Obligations, the Prime Medicine, Inc. Officer Indemnification Agreement dated October 7, 2022 (the “Indemnification Agreement”), the Advisory Services Agreement, the Consulting Agreement, the Equity Documents, and Sections 7 (“Section 409A”) and 8 (“Continuing Obligations”) of the

Employment Agreement, together shall constitute the entire agreement between the Executive and the Company concerning the subject matter addressed herein and, except as otherwise expressly provided hereunder, supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter addressed herein including, without limitation, the Employment Agreement and the Prior Employment Agreement. For clarity, and notwithstanding anything to the contrary herein, in the event that a Change in Control occurs within three (3) months immediately following the Date of Termination, the Executive shall be entitled to the accelerated vesting of his Equity Awards described in Section 2(f)(ii) of the Employment Agreement and, if the Executive is receiving Severance Pay and Benefits hereunder, the Executive will be entitled to the enhanced severance pay and benefits described under Section 6 of the Employment Agreement (less any Severance Pay and Benefits the Executive has already received hereunder).
20.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized representative of the Company.
21.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.
22.Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any other compensation or benefits from the Company related to his employment following the Date of Termination except as specifically set forth in this Agreement, the Advisory Agreement and the Consulting Agreement.
23.Legal Fee Reimbursement. The Company shall promptly pay, or reimburse the Executive for, the legal fees reasonably incurred by the Executive in connection with the review, negotiation and drafting of this Agreement, the Advisory Agreement and the Consulting Agreement upon receipt by the Company of a written invoice from the Executive’s legal counsel evidencing such fees incurred, provided such reimbursement shall not exceed $10,000.
24.Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the

District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
25.Governing Law; Interpretation. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.
26.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
27.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

PRIME MEDICINE, INC.

By:	/s/ Jeffrey Marrazzo
Name:	Jeffrey Marrazzo
Title:	Executive Chairman

Date:	5/18/2025

EXECUTIVE

/s/ Keith Gottesdiener,
Keith M. Gottesdiener, M.D.

Date:	5/18/2025

EXHIBIT A
ADVISORY SERVICES AGREEMENT